EXHIBIT A

RECEIVED
NOV 1 8 2009
DIVISION OF
OIL AND GAS

ASSIGNMENT OVERSIGHT AGREEMENT

Dated November 5, 2009

Between

COOK INLET ENERGY, LLC

and

THE STATE OF ALASKA
DEPARTMENT OF NATURAL RESOURCES

ASSIGNMENT OVERSIGHT AGREEMENT

THIS AGREEMENT is between the Alaska Department of Natural Resources (DNR) and Cook Inlet Energy, LLC (CIE). It sets out the terms and conditions under which DNR will approve the assignment of state oil and gas leases ADL 359111, ADL 359112, ADL 374002, ADL 378114, ADL 381203, ADL 381201, ADL 381003 and ADL 390368 (Assigned Leases) from Pacific Energy Alaska Operating, LLC (PEAO) to CIE under 11 AAC 82.605. These terms and conditions set out here are in addition to the obligations required under the Assigned Leases, and applicable statutes and regulations. The Commissioner is entering into this Agreement under his authority set out at AS 38.05.020(b)(2) and (4).

Generally, this Agreement requires CIE to provide DNR with additional information and oversight authority to ensure that CIE is acting diligently to develop the oil and gas from Redoubt Shoal, West McArthur River Field, and West Foreland Field on the Assigned Leases. This Agreement is dated for reference purposes on November 5, 2009. DNR and CIE are referred to collectively as "Parties" in this Agreement.

Recitals

1. DNR will approve the assignment of the Assigned Leases based on the assurances that CIE has provided to DNR in this Agreement.

2. The Parties enter this Agreement to ensure that there are sufficient funds, and that those funds are only spent, to fulfill CIE's initial development, operation, and dismantlement obligations under the Assigned Leases, and applicable statutes and regulations.

NOW, THEREFORE, the Parties agree to the following terms and conditions of assignment.

Agreement

1. Until DNR determines, in its sole discretion, that CIE has completed its development and operation obligations under the Assigned Leases, CIE shall:

   a) File a monthly summary of expenditures by oil and gas field, tied to objectives in CIE's business plan and plan of development presented to DNR;

b) Meet monthly with DNR to give an update on operations and progress towards meeting its objectives in its business plan and plan of development;

c) Notify DNR 10 days prior to commitment, when CIE is preparing to spend funds on a purchase, project, or other item:
   a. more than $100,000 within the first 12-month period following the Effective Date,
   b. more than $1,000,000 in the second 12-month period following the Effective Date, and
   c. more than $5,000,000 thereafter.

d) Submit a new Plan of Development and a new Plan of Operations for DNR approval, which both must incorporate this Agreement as an exhibit, on or before December 15, 2009, and submit a Plan of Development annually thereafter on or before February 1.

2. CIE shall obtain financing in the minimum amount of $5,150,000, which funds shall be used for expenditures approved by the DNR as part of CIE's Plan of Development. These funds will be applied to some or all of the below items:
   a) The workover and/or repair of wells WMRU-1A, WMRU-2A, WMRU-5, and WMRU-6 and other wells associated with the Assigned Leases,
   b) The repair of physical infrastructure associated with the Assigned Leases,
   c) The construction of a grind and inject plant at West McArthur River facility ,
   d) The normal operating expenses associated with the Assigned Leases and associated infrastructure, and
   e) Any other capital projects approved in advance by the DNR.

3. CIE shall demonstrate financing commitments sufficient to support restoration of base production at the Redoubt Unit, which cost is currently estimated at approximately $31,000,000. These funds will be applied to expenditures approved by the DNR as part of CIE's Plan of Development.

4. CIE shall not spend any funds from Paragraphs 2 and 3, above, or proceeds from operations under the Assigned Leases on non-core oil and gas activity under the Assigned Leases, or on any activity outside of the Assigned Leases without the advanced written concurrence from DNR, until the Parties mutually agree under Paragraph 5 below that the full dismantlement obligation under the Assigned Leases is funded

5. DNR is entitled to review and audit CIE's business and financial records.

6. The Parties will work cooperatively to establish an account with sufficient funds to meet the full dismantlement obligations under the Assigned Leases

for both the Onshore Assets and the Offshore Assets. The form of the cash bond must be mutually agreed upon. Total liability for the existing Onshore Assets at the time of sale is not to exceed $10 million in 2009 dollars adjusted for inflation by the application of the Anchorage Consumer Price Index, All Items, 1982-84 for All Urban Consumers (CPI-U). Total liability for the Offshore Assets, at the time of sale is not to exceed $40 million in 2009 dollars adjusted for inflation by the application of the Anchorage Consumer Price Index, All Items, 1982-84 for All Urban Consumers (CPI-U).

The Onshore Assets are defined as the wells associated with the West McArthur River Unit and the Mosquito Station.

The Offshore Assets are defined as the Osprey Platform, its associated wells and equipment, and all pipelines, and related facilities between the bore vault and the Osprey Platform.

7. The Assigned Leases will be subject to the default and termination for the following reasons:

   a) Failure to submit the information as required under this Agreement; and
   b) Expenditure of funds for items or activities that do not support core oil and gas activity as set out in the Plan of Operations or Plan of Development for the Assigned Leases, as reasonably determined by DNR.

   If DNR determines that a default has occurred, it will notify CIE in writing, and CIE will have 30 days to cure the default.

8. Any information filed by CIE under this Agreement will be available at all times for the use of the State and its agents, subject to the duty to keep the information confidential under applicable statutes and regulations.

9. CIE agrees to allow access to the Kustatan Production Facility, at reasonable commercial terms, to be mutually agreed upon by CIE and any potential user of the Kustatan Production Facility. If terms cannot be agreed to, DNR will mediate prior to establishing the terms.

10. Governing Law. This Agreement will be construed in accordance with, and governed by, the laws of the State of Alaska.

11. Amendment. This Agreement may be amended, modified, or supplemented only by a written instrument executed by the Parties.

12. Effective Date. This Agreement is contingent and effective immediately upon DNR's approval of the assignment of the Assigned Leases from PEAO to CIE under 11 AAC 82.615.

13. Notices. All notices, requests, demands, and other communication must be in writing and must be delivered by hand, mail, fax or email to the addresses designated below. Any notice, request, demand or other communication delivered or sent in this manner will be deemed given or made when actually delivered to the correct address.

For DNR:

Mr. Kevin Banks, Director
Division of Oil and Gas, Department of Natural Resources
550 W. 7th Avenue, Suite 1100
Anchorage, Alaska 99501
Fax: (907) 269-8938

FOR CIE:

Mr. David Hall, CEO
P. O. Box 90834
Anchorage, Alaska 99509
Fax: (907)____________

Cook Inlet Energy, LLC

By: ____________________ 11/12/09
Walter J. Wilcox II — Date
Its: President

State of Alaska
Department of Natural Resources

By: ____________________ 12/01/09
for Thomas E. Irwin — Date
Its: Commissioner